Exhibit 99.1
Resignation Letter
To board members of Gulf Resources, Inc.：

Dear board members,

Due to the expanding business of Gulf Resources, Inc., my job and related duties have become extremely busy.  In order to concentrate well on my current job, I have decided to resign from the board as a director.  I really appreciate your acceptance of my resignation.

Signature:	/x/ Min Li
Min Li

Date (June 22, 2009)